Thornburg Investment Trust 485APOS

Exhibit 99(q)(8)

Power of Attorney

Know All Men By These Presents, that the undersigned hereby constitutes and appoints Garrett Thornburg, Brian J. McMahon, Jason Brady, Nimish Bhatt, Curtis Holloway, Natasha Rippel, Daniel H. April, and Megan H. Koehler, jointly and severally, his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign Registration Statements under the Securities Act of 1933 and the Investment Company Act of 1940 for Thornburg Investment Trust with respect to any or all series thereof, and any and all pre- and post-effective amendments to any such Registration Statements, and to file the same with the Securities and Exchange Commission and the various state regulatory agencies, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virtue thereof.

Dated: March 1, 2022

/s/ David L. Gardner
David L. Gardner